Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 333-91552 of Shire, plc on Form S-8 of our report relating to the statements of net assets available for benefits of the Plan as of December 31, 2009 and the changes in net assets available for benefits for the year then ended, dated June 10, 2010 appearing in this Annual Report on Form 11-K of Shire Pharmaceuticals Inc. 401(k) Savings Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
June 23, 2011